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                                                                Exhibit 10.13

                       MANAGEMENT AGREEMENT

          This MANAGEMENT AGREEMENT is between COMCAST CABLE
COMMUNICATIONS, INC., a Delaware corporation ("Cable") and
COMCAST CORPORATION, a Pennsylvania corporation ("Comcast").


                            BACKGROUND

          WHEREAS, subsidiaries of Cable own at least a majority interest in the cable communications systems listed on Schedule A attached hereto and may in the future own at least a majority interest in certain other cable communications systems (collectively, the "Systems"); and

          WHEREAS, Comcast is experienced in the management and operation of cable communications systems, and Cable, on behalf and for the benefit of the Systems, has requested Comcast to render management services in connection with the management and operation of the Systems' multichannel video business and any other businesses the Systems are or may be engaged in, and Comcast is willing to do so on the terms and conditions hereinafter set forth.

          NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:

     1. Comcast will use its best efforts to supervise the management and operation of the day-to-day activities of the Systems, including the expansion or rebuilding of the Systems. Schedule A will be amended by the parties from time to time to reflect the addition or deletion of Systems as to which this Agreement will apply. The parties agree that Cable's subsidiaries listed on Schedule A as owning the Systems are intended to be third party beneficiaries and third party obligors of this Agreement with respect to the System or Systems owned; Comcast agrees that (at the request of Cable) it will enter into agreements with such subsidiaries to effect such relationships. Cable agrees that Comcast may cause one or more of its subsidiaries (other than Cable and its subsidiaries) to provide services under this Agreement, and that (at the request of Comcast), Cable will enter into agreements with such subsidiaries to effect such relationships.

     2. Specifically, and without limiting the generality of the foregoing, Comcast will provide or arrange for and supervise the performance of the following functions or services:

     (a) establishing procedures for the maintenance, construction, expansion and rebuilding of the Systems;

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     (b)  purchasing equipment and materials and providing
labor and other services for the maintenance, construction, expansion or rebuilding of the Systems;

     (c) interviewing, hiring, discharging and training personnel;

     (d) establishing office management procedures and the administration thereof;

     (e) preparing projections including (i) a breakdown of capital requirements, (ii) annual operating budgets and
(iii) cash flow analyses;

     (f)  preparing sales and marketing programs,
including newspaper, radio and other advertising, direct selling and special events activities;

     (g) preparing monthly reports regarding operations and general developments in the cable communications industry;

     (h) providing accounting, computer, tax, internal audit, risk management, finance, treasury, investor relations, legal and regulatory services;

     (i)  providing programming; and

     (j) hiring and conducting the relationships with consultants, accountants, lenders, technical advisors, attorneys, investment bankers and appraisers.

     3. As compensation for such services, Comcast will be paid the following fees:

          (a) An annual management fee in an amount equal to six percent (6%) of gross revenues from all sources of the Systems.

          (b) An annual accounting services fee in the amounts indicated in Cable's books and records for fiscal years 1992 to 1996, and in an amount of up to one percent (1%) of the gross revenues from all sources of the Systems for each fiscal year after 1996. Of such fee, six percent (6%) has been and will be paid on account of related computer and information services.

          (c)  Each such fee will be paid in monthly
installments in arrears based on good faith estimates, and appropriate adjustments based on actual gross revenues will be made following completion of the Systems' financial statements for a fiscal year.

     4. Comcast will be entitled to reimbursement from Cable for Comcast's actual costs in rendering services hereunder, including without limitation salaries and benefits (including without limitation health and welfare, retirement investment plan

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(401K) and restricted stock) of Cable Division divisional, regional and area employees; rent, leasehold, office and related expenses of Cable Division divisional, regional and area offices; and insurance (including any retainages or deductibles paid). Such reimbursement will be made monthly in arrears.

     5. (a) Notwithstanding the provisions of paragraph 4, and in addition to the payments required to be made pursuant to paragraph 4, Cable will pay Comcast for programming (other than pay-per-view) provided by Comcast to a System an amount which will not exceed that which the System would pay in an arm's-length transaction to the provider of the programming services if such System were a stand-alone operator of a cable television system with a subscriber base equal to that of such System. Such payment will be made monthly in arrears.

          (b)  Comcast will remit to Cable or its
subsidiaries promptly following its receipt by Comcast, any amount received by Comcast on or for the account of the Systems (including without limitation any commissions on sales of merchandise by a home shopping service to the Systems' subscribers) to which Comcast is not entitled to be paid hereunder.

     6. Notwithstanding the provisions of paragraph 4, and in addition to the payments required to be made pursuant to paragraph 4, Cable will pay Comcast in respect of income taxes of Comcast or any of its other subsidiaries as Comcast directs, provided that the cumulative sum of such payments will not exceed the cumulative sum of income taxes which Cable and its subsidiaries would have paid: (a) in respect of federal and state income taxes if Cable and its subsidiaries had at all times (including at all times prior to the date hereof) filed a separate consolidated federal income tax return, with Cable as the "common parent" (within the meaning of Section 1504 of the Internal Revenue Code); and (b) taking into account all net operating loss carryforwards pursuant to Section 172 of the Internal Revenue Code that would have been available to Cable and its subsidiaries had they filed a separate return.

     7. (a) The parties acknowledge that Comcast or a subsidiary has entered into the agreements listed on Schedule B attached hereto (the "Other Agreements") pursuant to which Comcast or the subsidiary provides management, programming, tax sharing and other services to the subsidiary of Cable indicated on Schedule B. The parties agree that the terms and conditions of this Agreement supercede and supplement the terms and conditions of the Other Agreements to the extent that they are not inconsistent or in conflict with, or limited, restricted or prohibited by, the terms and conditions of the Other Agreements, or to the extent that their application requires a consent of a third party under the Other Agreements or any other agreement (in which case the terms and conditions of the Other Agreements will prevail).

          (b)  The parties acknowledge that certain
subsidiaries of Cable have entered into, or may in the future enter into, agreements with lenders to the Systems which limit, restrict or prohibit such subsidiaries from providing funds to Cable for


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Cable's use in its making payments to Comcast hereunder.  The parties acknowledge that for so long as they remain in effect, the terms and conditions of such agreements will be complied with by such subsidiaries but such compliance will not relieve Cable of any of its obligations under this Agreement.

          (c) Any amounts which are not paid when they otherwise would have been paid as a result of the operation of this paragraph 7 will be paid (without interest thereon) as soon as the provision which prohibited payment lapses, expires or terminates.

     8. Comcast may, in connection with the management and operation of the Systems, be requested to render services or furnish facilities or equipment beyond the services to be performed under this Agreement. In such case, if Comcast agrees to perform as requested, it will be entitled to be paid for such services, facilities or equipment in addition to the compensation or reimbursement to be paid pursuant to this Agreement, at rates to be agreed by Comcast and Cable.

     9. Comcast will not, under any circumstances, be held liable for the results of operations or liabilities of the Systems, so long as Comcast performs its duties hereunder in good faith. Comcast will not be held to have incurred any liability to Cable, any of Cable's subsidiaries or any third party by virtue of any action taken or omitted to be taken in good faith by Comcast in discharge of its duties hereunder, and Cable agrees to indemnify Comcast and hold Comcast harmless with respect to any and all claims that may be made against Comcast in respect thereof.

     10. Cable acknowledges that Comcast is engaged directly or through subsidiaries and affiliates in various other businesses. Nothing herein will be construed to prevent the continued involvement of Comcast or any of its subsidiaries or affiliates in other businesses, whether such involvement now exists or occurs in the future.

     11. This Agreement will be deemed effective as of January 1, 1992 and will terminate on such date as Comcast no longer directly or indirectly owns at least a majority interest in Cable.

          IN WITNESS WHEREOF, the parties hereto have executed and

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delivered this Management Agreement on April 24, 1997.

                    COMCAST CABLE COMMUNICATIONS, INC.


                    By: /s/ Arthur R. Block
                       ------------------------------


                    Title: VICE PRESIDENT
                          ---------------------------


                    COMCAST CORPORATION


                    By: /s/ Arthur R. Block
                       -------------------------------


                    Title: VICE PRESIDENT
                          ----------------------------


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